MEDIA INFORMATION

Sales and Marketing

5751 Transit Road, East Amherst, NY 14051

IMMEDIATE RELEASE

Lake Shore Bancorp Names Ann Segarra to Board of Directors

Dunkirk, NY, November 1, 2023 – Lake Shore Bancorp, Inc. (the “Company”), along with its wholly-owned subsidiary, Lake Shore Savings Bank (the “Bank”), and Lake Shore, MHC (the “MHC”), is pleased to announce that Ann Segarra was appointed to the Company’s Board of Directors on October 27, 2023. Ms. Segarra has served as the Unit Business Officer, College of Arts and Science of the University at Buffalo since 2019 and is responsible for the administration of the school’s annual budget.

Ms. Segarra brings more than 35 years of financial services experience to the Lake Shore Savings Board of Directors, including 28 years at Key Bank (as well as predecessor First Niagara Bank and its related subsidiaries), where she worked in various roles including Director of Internal Audit; Vice President of Finance and Investor Relations; Senior Vice President and Corporate Controller; Senior Vice President of Corporate Finance; Senior Vice President and Business Unit CFO of Tech Governance and Financial Performance; and Senior Vice President - Merger and Integration Director. She also served as the Chief Financial Officer for BHS Foodservice Solutions, LLC. Ms. Segarra earned her Bachelor of Science in Accounting from Canisius College and has served as a Board Member for both the First Niagara Foundation and the YWCA of Niagara. She is a Certified Public Accountant and is a member of the American Institute of CPAs and the New York State Society of CPAs.

“We are extremely pleased to welcome Ann Segarra to our Board of Directors,” said Kevin Sanvidge, Chairman of the Company. “Ann will strengthen and deepen the Board’s financial services knowledge and brings with her outstanding leadership qualities to help us better serve our customers and community.”

About Lake Shore Savings Bank
Lake Shore Bancorp, Inc. (NASDAQ:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County and six locations in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.

Additional information about the Company is available at www.lakeshoresavings.com.

For more information, contact:
Mike Hickok, Marketing Director
Phone: (716) 366-4070, extension 0804